Exhibit 5.1

Proskauer Rose LLP

1585 Broadway

New York, New York 10036

September 19, 2003

New World Restaurant Group, Inc.
1687 Cole Boulevard
Golden, Colorado 80401

Ladies and Gentlemen:

                We have acted as counsel to New World Restaurant Group, Inc., a Delaware corporation (the “Company”), Manhattan Bagel Company, Inc., a New Jersey corporation (“MBC”), Chesapeake Franchise Corp., a New Jersey corporation (“Chesapeake”), Willoughby’s Incorporated, a Connecticut corporation (“Willoughby’s”), Einstein and Noah Corp., a Delaware corporation (“EAN”), Einstein/Noah Bagel Partners, Inc., a California corporation (“ENBP”) and I. & J. Bagel, Inc., a California corporation (collectively with MBC, Chesapeake, Willoughby’s, EAN and ENBP the “Guarantors”), in connection with the proposed offer by the Company to exchange $160,000,000 aggregate principal amount of its 13% Senior Secured Notes due 2008 that have been registered under the Securities Act of 1933 (the “New Notes”) for all of its outstanding 13% Senior Secured Notes due 2008 (the “Old Notes”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Company’s Registration Statement on Form S-4 (the “Registration Statement”), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the New Notes.

                In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company and the Guarantors) as we considered necessary or appropriate for enabling us to express the opinions set forth below.  In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

                Based upon and subject to the foregoing, we are of the opinion that the New Notes have been duly authorized and, when the Registration Statement has become effective and the New Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, such New Notes will be legally issued and will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors’ rights generally and subject to general principles of equity.  In addition, we are of the opinion that when the New Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, each Guarantee will constitute the valid and legally binding obligation of the Guarantor party thereto, enforceable against such Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors’ rights generally and subject to general principles of equity.

                In connection with our opinion above, we have assumed that at or prior to the time of delivery of the New Notes, the authorization of the New Notes will be applicable to each New Note, will not be modified or rescinded and there will not have occurred any change in the law affecting the validity or enforceability of such New Notes.  We have also assumed that the issuance and delivery of the New Notes will not, at or prior to the time of delivery of the New Notes, violate any applicable law and will not, at or prior to the time of delivery of the New Notes, result in a violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

                Insofar as this opinion relates to the guarantees by the Guarantors under the Guarantees, we have assumed the adequacy of the consideration that supports the agreements of the Guarantors and the solvency and adequacy of capital of each of the Guarantors.  Furthermore, certain of the Guarantors are organized under the laws of a state other than Delaware or New York.  Our opinion with regard to the validity, binding nature and enforceability of the Guarantees is based upon the assumption that the laws of those states are identical to the law of the State of New York without giving effect to the principles of conflicts of laws.

                This opinion is limited to the federal law of the United States, the Delaware General Corporation Law and the law of the State of New York, and we express no opinion as to the law of any other jurisdiction.

                We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                Very truly yours,

                /s/ Proskauer Rose LLP